May 8, 2026

The Pre-IPO and Growth Fund

2187 Atlantic Street, Suite 604

Stamford, CT 06902

Re: File Nos. 333-287835, 811-24096

Dear Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 2 to the Fund’s Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

Thompson Hine llp Attorneys at Law	41 South High Street Suite 1700 Columbus, Ohio 43215-6101	www.ThompsonHine.com O: 614.469.3200 F: 614.469.3361